UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2019

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2019, Teradyne, Inc. (the “Company” or “Teradyne”) announced the hiring and appointment of Sanjay Mehta (age 50) as its Vice President and Chief Financial Officer effective April 25, 2019 (the “Start Date”).

In connection with his hiring, the Company and Mr. Mehta entered into an offer letter and the Company’s standard Employment Agreement. Mr. Mehta’s offer letter provides for an initial base salary of $500,000 per year and eligibility to receive an annual bonus with a target payout of 75% of his base salary, consistent with the variable compensation program for Teradyne executive officers and subject to the terms and conditions of the Company’s 2006 Equity and Cash Compensation Incentive Plan (base salary and target bonus, collectively, “Model Compensation”). On May 1, 2019, the Company will grant Mr. Mehta an equity award with a total value of $1,400,000 at target consisting of time-based restricted stock units, performance-based restricted stock units and non-qualified stock options consistent with the equity grants to Teradyne executive officers in January 2019. The equity awards will be subject to the terms and conditions of the Company’s equity agreements and its 2006 Equity and Cash Compensation Incentive Plan.

Mr. Mehta will receive one-time sign-on compensation comprised of (i) a time-based restricted stock unit award consisting of the right to receive shares of Teradyne common stock equivalent in value to $1,100,000 which will vest in equal amounts annually over two years and subject to the terms of the Company’s restricted stock unit agreement, and (ii) a cash bonus of $600,000 to be paid 50% one month following the Start Date and 50% six months following the Start Date, in each case assuming continued employment. In addition, the Company agreed to reimburse Mr. Mehta, subject to the terms and conditions of the offer letter, for certain expenses incurred in connection with his relocation to the Boston, Massachusetts area.

Mr. Mehta will enter into an Executive Officer Change of Control Agreement in the form entered into with the Company’s other executive officers, which provides for salary continuation and equity acceleration in the event of termination without cause or for good reason following a change in control, all as defined in the agreement. The Change of Control Agreement will not include a provision for a tax gross-up payment. Additionally, as Chief Financial Officer, pursuant to an Agreement regarding Termination Benefits, if the Company terminates Mr. Mehta’s employment without cause (as defined in the agreement), provided that such termination by the Company does not trigger or entitle Mr. Mehta to any payments or benefits under the Executive Officer Change in Control Agreement, subject to signing a general release of claims, he will be eligible to receive monthly payments equal to 1/12th of his Model Compensation for a period of 12 months after termination (the “Severance Period”), as well as continued health, dental and vision insurance coverage for the Severance Period.

The foregoing descriptions of the terms and conditions of the offer letter, the Executive Officer Change of Control Agreement, and the Agreement regarding Termination Benefits (collectively, the “Executive Agreements”) do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Executive Agreements, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2019.

Prior to joining the Company, Mr. Mehta served in a variety of senior level positions with Qualcomm Technologies Inc. since 2004, most recently serving as Senior Vice President Computing, Tablets and XR (extended reality) Business Unit since 2018. Previously, Mr. Mehta was President of Qualcomm’s semiconductor group (QCT), China from 2016 to 2018, Senior Vice President, Business Operations, QCT in 2016, and Chief Financial Officer, QCT Segment and Senior Vice President, Sales Operations from 2010 to 2015. Prior to joining Qualcomm, Mr. Mehta served in a variety of senior finance and product management roles with Nortel Networks Corporation and as an audit senior accountant with Price Waterhouse LLP. Mr. Mehta holds a Bachelor of Commerce from the University of Toronto.

Mr. Mehta succeeds Gregory Beecher as the Company’s Chief Financial Officer effective as of April 25, 2019. Mr. Beecher will remain with the Company as Vice President and Senior Advisor for a transition period until his retirement date.

Item 8.01. Other Events.

On April 4, 2019, the Company issued a press release announcing the appointment of Mr. Mehta as its Vice President and Chief Financial Officer effective April 25, 2019. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Teradyne, Inc. on April 4, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: April 4, 2019	By:	/s/ Gregory R. Beecher
Name: Gregory R. Beecher
Title: V.P., Chief Financial Officer and Treasurer